CAMPBELL GLOBAL TREND FUND, L.P.
MONTHLY REPORT - APRIL 2012

STATEMENT OF CHANGES IN NET ASSET VALUE

Partners' Capital - Class A

Net Asset Value (8,007.868 units) at March 31, 2012	$8,937,696
Additions of 54.172 units on April 30, 2012	61,006
Redemptions of (0.000) units on April 30, 2012	0
Offering Costs	(3,778)
Net Income (Loss) - April 2012	84,152

Net Asset Value (8,062.040 units) at April 30, 2012	$9,079,076

Net Asset Value per Unit at April 30, 2012	$1,126.15

Partners' Capital - Class B

Net Asset Value (285.217 units) at March 31, 2012	$273,794
Additions of 23.709 units on April 30, 2012	23,002
Redemptions of (0.000) units on April 30, 2012	0
Offering Costs	(116)
Net Income (Loss) - April 2012	3,048

Net Asset Value (308.926 units) at April 30, 2012	$299,728

Net Asset Value per Unit at April 30, 2012	$970.22

Partners' Capital - Class C

Net Asset Value (8,216.236 units) at March 31, 2012	$9,437,043
Additions of 113.826 units on April 30, 2012	132,013
Redemptions of (0.000) units on April 30, 2012	0
Offering Costs	(3,989)
Net Income (Loss) - April 2012	95,985

Net Asset Value (8,330.062 units) at April 30, 2012	$9,661,052

Net Asset Value per Unit at April 30, 2012	$1,159.78

Partners' Capital - Class D

Net Asset Value (652.543 units) at March 31, 2012	$641,233
Additions of 77.404 units on April 30, 2012	77,003
Redemptions of (0.000) units on April 30, 2012	0
Offering Costs	(271)
Net Income (Loss) - April 2012	8,214

Net Asset Value (729.947 units) at April 30, 2012	$726,179

Net Asset Value per Unit at April 30, 2012	$994.84

STATEMENT OF INCOME (LOSS)

Income:
Gains (losses) on futures contracts:
Realized	$266,638
Change in unrealized	104,722

Gains (losses) on forward contracts:
Realized	0
Change in unrealized	(76,026)
Interest income (Loss)	846
Total income	296,180

Expenses:
Management fee	32,613
Performance fee	36,312
Sales and brokerage fee	27,421
Operating expenses	8,435
Total expenses	104,781
Net Income (Loss) - April 2012	$191,399

FUND STATISTICS

Partners' Capital - Class A

Net Asset Value per Unit on April 30, 2012	$1,126.15
Net Asset Value per Unit on March 31, 2012	$1,116.11
Unit Value Monthly Gain (Loss) %	0.90%
Fund 2012 calendar YTD Gain (Loss) %	2.70%

Partners' Capital - Class B

Net Asset Value per Unit on April 30, 2012	$970.22
Net Asset Value per Unit on March 31, 2012	$959.95
Unit Value Monthly Gain (Loss) %	1.07%
Fund 2012 calendar YTD Gain (Loss) %	2.94%

Partners' Capital - Class C

Net Asset Value per Unit on April 30, 2012	$1,159.78
Net Asset Value per Unit on March 31, 2012	$1,148.58
Unit Value Monthly Gain (Loss) %	0.98%
Fund 2012 calendar YTD Gain (Loss) %	2.86%

Partners' Capital - Class D

Net Asset Value per Unit on April 30, 2012	$994.84
Net Asset Value per Unit on March 31, 2012	$982.67
Unit Value Monthly Gain (Loss) %	1.24%
Fund 2012 calendar YTD Gain (Loss) %	3.63%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

/s/ Stephen C. Roussin
Stephen C. Roussin
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.

Prepared without audit

Dear Investor,
A profitable April begins the second quarter of 2012 with gains coming from the Fixed Income sector.  The other three sectors, Commodities, Foreign Exchange, and Stock Indices, detracted from the Fund’s performance.  Markets continue to exhibit high volatility and a high sensitivity to headlines in the news, creating both challenges and opportunities for participants.

Softer economic data, increased expectations of action from central banks, and continued uncertainty in Europe pushed fixed income markets higher in April, leading gains in the Fund’s portfolio.  A portion of these gains were offset by losses experienced in the equity markets from long positions in global stock index futures.  Additional losses were recorded in the commodity markets from the Fund’s long positions in the energy markets as petroleum prices consolidated through the month of April with gasoline underperforming the complex.  The price action in energies revealed a pause in the geopolitical fears that have gripped the markets for much of the year as well as a pause in the excitement over the better than expected economic performance in the US through Q1.  Losses were also experienced in the foreign exchange markets from the Fund’s short positions in the Japanese Yen.  The value of the Yen strengthened by almost 3% as the Bank of Japan, who was under pressure to deliver more easing at the end of the month, and broadly disappointed the markets.

The Fund continues to be well diversified and as new opportunities arise, we are confident in our ability to capture those developments and add value to our clients’ portfolio.

Please do not hesitate to call us if you have any questions.
Sincerely,

Stephen C. Roussin
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.